ADDENDUM TO DISTRIBUTION AGREEMENT

THIS ADDENDUM TO DISTRIBUTION AGREEMENT (this “Agreement”) dated as of March 31, 2008, by and between Tecnimed srl, an Italian corporation, with an address at p.le Cocchi, 12 - 21040 Vedano Olona (VA) – Italy (“Tecnimed”) and American Scientific Resource, Inc., a Nevada corporation, with an address at 1112 Weston Road, Unit 278, Weston, FL33326, USA   (the “Distributor”).

WITNESSETH

WHEREAS, Tecnimed is the manufacturer of the Thermofocus 5-in-1 thermometer (the “Product”);

WHEREAS, Tecnimed and Distributor entered into that certain international distribution agreement dated March 31, 2008 to sell and distribute the Product in Retail Trade (as such term is defined in the 2002 NAICS Classification system) in the United States (the “Distribution Agreement”); and

WHEREAS, Tecnimed and Distributor wish to memorialize the following understanding with respect to the Distribution Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1)    Distributor currently holds 12,000 units of the Product in Greenwood Capital’s facility in Ohio. Distributor shall promptly transfer back the possession of said 12,000 units in full ownership to Tecnimed. The Distributor’s debt with respect to the transferred Product shall be null and void. The Product shall be available at a warehouse in the United States designated by Tecnimed for Distributor to purchase from Tecnimed on a COD (cash on delivery) basis until September 30, 2008.

2)      After the above transfer Distributor shall have a debt due to Tecnimed (not including a note for $ 350,000 dated October 30, 2007 (the “First Note”)) of $258,800. Said debt shall be converted to a note bearing an interest rate of 12% per annum with a maturity date of September 30, 2008 (the “Second Note”). Distributor shall use 25% of any proceeds received from the sale of the Product at Walgreens and any other client to pay off any principal due under the Second Note. If Distributor gets an injection, under any form (i.e. risk capital, debt etc…), of $100,000 or more of capital in the aggregate after the date hereof (i.e. the date of execution of this Agreement), Distributor shall earmark at least and no less than 30% of same, for the payoff of the Second Note (if same is already paid in full, then to payoff the First Note).

3) With respect to item 6.3 of the Distribution Agreement, purchase orders shall be paid in full before goods are shipped from Tecnimed until such time as the First Note and Second Note are paid in full.

4) With respect to item 7.4 of the Distribution Agreement, Distributor shall not have the right to sell the product to the Professional Market unless and until the First Note and Second Note are paid in full.

5) As of the date of this Agreement, the Distributor complains of violations of the exclusivity provision in Section S-3 and Annex III of the Distribution Agreement. Tecnimed will promptly verify same and then shall use its best efforts to prevent the violation of said provision.

6) Distributor shall promptly inform Tecnimed with respect to any sales and important communication with Walgreens.

7) Should Walgreen send back in whole or in part the Product it has in stock, Distributor shall immediately inform Tecnimed and the parties will decide how to proceed.

IN WITNESS WHEREOF, the parties have duly executed this Side Letter as of the date and year first above written.

American Scientific Resource, Inc.

March 31st, 2008	By:

Tecnimed srl

March 31st, 2008	By: